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                            PRIVATE OFFERING NOTICE
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                                [OBJECT OMITTED]

                                 1,000,000 Units

                            Merrill Lynch & Co., Inc.

                 PROtected Covered Call EnhancED Income Notes(SM)
                Linked to the Select 10 PROCEEDS Index, Series 2
                              due September , 2009
                                (the "PROCEEDS")
                    US$10 public offering price per security
                             Private Offering Notice
                                  Summary Terms

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
The securities:
o    100% principal protection at maturity.                    o   The Reference Index is a composite index that
o    Senior unsecured debt securities of Merrill Lynch &           measures the performance of a strategy that allocates
     Co., Inc.                                                     hypothetical funds among three index components: (i)
o    Linked to the value of the Select 10 PROCEEDS Index,          "Basket Units" representing the value of hypothetical
     Series 2 (the "Reference Index").                             purchases of certain stocks and sales of call options on
o    Variable quarterly interest payments may be paid,             those stocks in the "Select 10 Basket" using a
     depending upon the performance of the Basket Units            "covered-call" strategy, (ii) "Zero Coupon Bond Units"
     described below.                                              representing the value of hypothetical zero coupon bonds
o    The securities will not be listed on any securities           and (iii) "Leverage Units" representing the cost of
     exchange.                                                     hypothetical borrowed funds which may increase allocations
o    Expected settlement date:  September     , 2004.              to the Basket Units.  The Reference Index will be
o    The securities are made available to each investor            rebalanced periodically pursuant to a formula described in
     outside of the United States in a minimum initial             the attached offering document.  This rebalancing will
     investment of US$50,000 or such other amount, and subject     reflect changes in the performance of the Basket Units,
     to such other restrictions, as may be applicable to such      prevailing interest rates and market conditions, all as
     investor under the private offering rules of any              more fully described in the attached offering document.
     jurisdiction outside of the United States.                    The level of the Reference Index will be reduced by
                                                                   certain fees, deductions and charges.
Payment at maturity:                                           o   The stocks in the Select 10 Basket will be the ten
o    On the maturity date, for each unit of the securities         stocks in the Dow Jones Industrial Average(SM) having the
     an investor owns, Merrill Lynch & Co., Inc. will pay an       highest dividend yield, as determined by Societe Generale,
     amount equal to the sum of the principal amount of the        as the Calculation Agent, and reconstituted on an annual
     securities and an additional amount (which may be zero)       basis.
     based on the percentage increase, if any, in the level    o   At maturity, an investor will receive no less than
     of the Reference Index.                                       the principal amount of their securities.


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The securities (the "Securities"), the subject of the attached offering document
(the "Offering Document"), have not been approved for public sale in any jurisdiction outside of the United States. As such, the Securities are made available to investors outside of the United States only in accordance with applicable private offering rules. The Offering Document may not be copied or otherwise made available to any person in the United Kingdom or any other person by any recipient without the express written consent of the Company. The Securities are not being offered within the United Kingdom.

The discussion contained in the Offering Document relating to the tax implications of investing in the Securities is not based upon, and does not reflect, the tax laws of any jurisdiction outside of the U.S. Accordingly, investors should consult their local tax advisor before making an investment in the Securities.

This Notice and the Offering Document have been issued by Merrill Lynch & Co., Inc. (the "Company") for information only. Prospective investors should not treat the contents of this Notice as advice relating to legal, taxation or investment matters and are advised to consult their own professional advisors concerning the purchase, holding or disposal of the Securities. Attention is drawn in particular to risk factors on pages S-11 to S-15 of the Offering Document.



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                            PRIVATE OFFERING NOTICE
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Investors should also note the following:

         (a) The Securities are denominated in United States dollars. Investors that purchase securities with a currency other than U.S. dollars should note that changes in rates of exchange may have an adverse effect on the value, price or income of their investment.

         (b) The price and value of the Securities and the income from them can fluctuate and may fall against the investor's interest and an investor may get back less than he invested.

         (c) Investment in the Securities may not be suitable for all investors. Investors should seek advice from their investment advisor for information concerning the Company, the Securities and the suitability of purchasing the Securities in the context of their individual circumstances. Past performance is not necessarily a guide to future performance, and no projection, representation or warranty is made regarding future performance.

         (d) Save as disclosed herein and in the Offering Document, no commissions, discounts, brokerages or other special terms have been granted or are payable by the Company in connection with the issue or sale of any Securities.

         (e) MLPF&S or one of its affiliates may be the only market maker, if any, in the Securities.

         (f) Information relating to taxation is based on information currently available. The levels and bases of, and reliefs from, taxation in relevant jurisdictions can change. The value of any reliefs depends upon the circumstances of the investor. See additional comments about taxation above.















                   The date of this Notice is August 26, 2004

         This Notice supplements the Preliminary Prospectus Supplement, dated August 26, 2004, and the Prospectus, dated November 26, 2003.